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INDEPENDENT AUDITORS' CONSENT


We consent to the use in this Pre-Effective Amendment No. 2 to the Registration Statement of BlackRock New York Municipal Income Trust II (Securities Act Registration No. 333-91082) of our report dated July 17, 2002, relating to the financial statements of BlackRock New York Municipal Income Trust II as of July 16, 2002 and for the period then ended in the Statement of Additional Information which is part of such registration statement.

We also consent to the reference to our Firm under the heading "Experts" in the Registration Statement.

/s/ Deloitte & Touche LLP

Deloitte & Touche LLP
Boston, Massachusetts
July 25, 2002